Exhibit 99.1

Enerpac Tool Group Announces Chief Financial Officer Transition Plan

MILWAUKEE--(BUSINESS WIRE)--January 31, 2022--Enerpac Tool Group Corp. (NYSE: EPAC) (“Enerpac” or the “Company”) today announced that Rick Dillon, who has served as the Company’s Executive Vice President and Chief Financial Officer since 2016, will depart from the Company to pursue new opportunities. To ensure a smooth transition, Mr. Dillon will remain as CFO through April 30, 2022 or such later date as Mr. Dillon and the Company may mutually agree.

The Company has initiated a comprehensive search to identify Enerpac’s next CFO, and has retained a leading executive search firm to assist with the process. The search process will consider both internal and external candidates for the role.

Paul Sternlieb, President and CEO of Enerpac Tool Group, said, “On behalf of the Board and management team, I would like to thank Rick for his leadership, dedication to Enerpac, and his many contributions toward putting the Company on its path of long-term value creation. As we continue positioning Enerpac for enhanced growth and profitability, with a keen focus on creating shareholder value, we will look to identify a new finance leader for the next phase of the Company’s evolution. We appreciate that Rick will continue in his role to help ensure a smooth transition.”

Mr. Dillon added, “I am deeply appreciative of the opportunity to have helped lead Enerpac and its finance team during our transformation into a pure-play industrial tools and services business and through the dynamic challenges and opportunities we have encountered during the pandemic. I am proud of the talented team we have built, and I have great confidence in the future of Enerpac. While I am excited to pursue the next steps in my own career, I look forward to continuing to serve as CFO throughout the transition.”

Mr. Dillon’s departure is not based on any disagreement with or irregularities in the Company’s operations, policies, accounting principles, practices, financial statements or disclosures.

About Enerpac Tool Group

Enerpac Tool Group is a premier industrial tools and services company serving a broad and diverse set of customers in more than 100 countries. The Company’s businesses are global leaders in high pressure hydraulic tools, controlled force products and solutions for precise positioning of heavy loads that help customers safely and reliably tackle some of the most challenging jobs around the world. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Enerpac Tool Group common stock trades on the NYSE under the symbol EPAC. For further information on Enerpac Tool Group and its businesses, visit the Company's website at www.enerpactoolgroup.com.

Contacts

Bobbi Belstner
Senior Director of Investor Relations & Strategy
262.293.1912